Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2012, with respect to the consolidated financial statements of Kreher Steel Company, LLC, included in the consolidated financial statements of A.M. Castle & Co. and subsidiaries for the year ended December 31, 2011, appearing in this Current Report on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of A.M. Castle & Co. on Form S-3 (File No. 333-02519, 333-87254, 333-106709 and 333-162917, effective April 15, 1996, April 30, 2002, July 01, 2007 and November 23, 2009, respectively) and on Form S-8 (File No. 33-30545, 33-37818, 333-118030, 333-118031, 333-154915, 333-160942, and 333-174174 effective August 21, 1989, November 14, 1990, August 09, 2004, August 09, 2004, October 31, 2008, July 31, 2009, and May 13, 2011, respectively).

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP

Chicago, Illinois

April 10, 2012

E-2